Exhibit 99.1

MICRONETICS ACQUIRES STEALTH MICROWAVE, INC. IN AN ALL CASH TRANSACTION

Hudson—(BUSINESS WIRE)—June 10, 2005—Micronetics, Inc. (NASDAQ:NOIZ -NEWS) today announced that it has acquired Stealth Microwave, Inc. pursuant to a Stock Purchase Agreement executed today with Stealth’s stockholders. Micronetics acquired all of the shares of stock of Stealth for $6.5 million in cash plus $3.3 million in potential earn-out payments based on Stealth’s pretax income results for fiscal year’s 2005 and 2006. Micronetics entered into a $6 million term loan to finance the initial cash portion of the acquisition. Stealth manufactures RF power amplifiers for fixed and mobile Broadband Wireless Access, Digital Television Broadcast (HDTV) markets and other commercial and defense applications. As an ISO9001:2000 registered manufacturer, Stealth specializes in low distortion amplifiers using proprietary linearization technology. Stealth will continue to operate as a Micronetics wholly-owned subsidiary from its Trenton, NJ facility. Micronetics expects that the combination will be accretive to earnings.

David Robbins, President and CEO of Micronetics, stated, “We believe the combination of Micronetics with Stealth will provide our customers with a broader range of RF/Microwave products, including world class amplifiers. This capability will provide Micronetics with further integrated systems solutions for more value to our customers.”

“Stealth has experienced significant revenue growth with revenues exceeding $6 million last year with excellent operating margins and a positive book-to-bill ratio. Stealth’s global market breakdown of 85% commercial and 15% defense complements Micronetics’ market mix. The acquisition of Stealth will enable Micronetics to achieve its strategic goal of a more balanced mix of commercial and defense customers.”

“Both companies look forward to leveraging the others’ existing customer relationships. Stealth’s existing relationships with customers such as Ericsson, UTStarcom, Lucent, Qualcomm, and Harris will provide access to sales channels for other Micronetics businesses within the commercial marketplace. In addition, Micronetics’ extended history on defense programs for customers such as Raytheon and Northrop Grumman, will provide new market opportunities for Stealth.”

“We are very impressed with Stealth’s leadership team and are pleased to have them join Micronetics. We are excited about the future growth prospects of this business combination.”

Stealth specializes in low distortion amplifiers using proprietary linearization technology. Their compact modules offer exceptional performance for systems utilizing complex RF signals, namely TD-CDMA, WiMAX, and COFDM. Stealth is currently a market leader in the demanding TD-CDMA 4G market and is already well positioned in the emerging WiMAX market. Stealth also offers a range of RF/Microwave power amplifiers for defense use including secure communication links and radar.

In connection with the acquisition, Micronetics has issued options to purchase 125,000 shares of Micronetics Common Stock to each of Stephen N. Barthelmes Jr. and Brian E. Eggleston at an exercise price equal to the fair market value of Micronetics Common Stock, as an inducement to their employment with Micronetics following the transaction. With respect to each of the grants, 40,000 shares have been granted under the Micronetics 2003 Stock Incentive Plan, while the remaining 85,000 shares have been granted outside of the plan. Options under each of the grants vest in equal installments over a four year period beginning on the first anniversary of the date of the option grant.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerostat, BAE Systems, Boeing, EADS, Honeywell, ITT, L-3 Communications, Lockheed Martin, NEC, Northrop Grumman, Raytheon, Southwest Research, Teradyne, Tektronix and Thales. Micronetics also operates through its wholly owned subsidiaries, Enon Microwave, Inc., Microwave & Video Systems, Inc. and Microwave Concepts, Inc. Additional information can be found at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company’s products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, access to financial resources, future economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-KSB for its fiscal year ended March 31, 2004 and its subsequent periodic reports previously filed with the Securities and Exchange Commission. Micronetics disclaims any intent or obligation to update these “forward-looking” statements.